Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of May 23, 2012, by and between UTC PROPERTIES LLC, a Delaware limited liability company (“Landlord”) and INFOSONICS CORPORATION, a Maryland corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated September 10, 2007 (“Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 7,021 rentable square feet (the “Original Premises”) described as Suite No. 100 on the 1st floor of the building located at 4350 Executive Drive, San Diego, California (the “Original Building”).

B.

Tenant and Landlord agree to relocate Tenant from the Original Premises to 7,701 rentable square feet of space described as Suite No. 325 on the 3rd floor of the building located at 3636 Nobel Drive, San Diego, California (the “New Building”) shown on Exhibit A attached hereto (the “Substitution Space”).

C.	The Lease by its terms shall expire on September 30, 2012 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Substitution.

A.	Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 7,701 rentable square feet and described as Suite No. 325 at the New Building.

B.	The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Expiration Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease. Notwithstanding the foregoing, Tenant shall not be obligated to remove the existing demising wall in the Original Premises.

II.	Substitution Effective Date.

A.	The “Substitution Effective Date” shall be the later to occur of (i) October 1, 2012 (the “Estimated Substitution Effective Date”), and (ii) the date upon which the Tenant Improvements (as defined in the Work Letter attached as Exhibit B hereto) in the Substitution Space has been substantially completed; provided however, that if Landlord shall be delayed in substantially completing the Tenant Improvements in the Substitution Space as a result of the occurrence of a Tenant Delay (defined in Exhibit B), then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Tenant Improvements would have been substantially completed absent any such Tenant Delay(s).

The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent on the Substitution Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Estimated Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant’s obligation to pay rent for the Substitution Space is correspondingly postponed, Tenant shall continue to be obligated to pay rent for the Original Premises in accordance with the terms of the Lease.

Upon Tenant’s occupancy of the Substitution Space, promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Substitution Effective Date Memorandum”) the actual Substitution Effective Date; should Tenant fail to execute and return the Substitution Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Substitution Effective Date as set forth in the Substitution Effective Date Memorandum shall be conclusive.

B.	In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Section II.B. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Tenant Delays), including, but not limited to, holding over by prior occupants. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

III.	Extension. The Term of the Lease is hereby extended and shall expire on September 30, 2017 (“Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

IV.	Basic Rent. As of the Substitution Effective Date, the schedule of Basic Rent payable with respect to the Premises during the remainder of the current Term and the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Basic Monthly Rent
1-12	$1.81	$13,939.00
13-24	$1.89	$14,555.00
25-36	$1.98	$15,248.00
37-48	$2.07	$15,941.00
49-Extended Expiration Date	$2.16	$16,634.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $41,817.00 (i.e. $13,939.00 per month) (the “Abated Basic Rent”) for the period commencing on the 2nd full calendar month following the Substitution Effective Date and ending on the last day of the 4th full calendar month following the Substitution Effective Date (the “Abatement Period”). In the event Tenant is in monetary default at any time during the Term beyond applicable notice and cure periods, all unamortized Abated Basic Rent shall immediately become due and payable. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

V.	Building Costs and Property Taxes. Tenant shall be obligated to pay Tenant’s proportionate share of Building Costs and Property Taxes accruing in connection with the Premises in accordance with the terms of the Lease through the Extended Term; provided, however, the Base Year for calculation of Tenant’s proportionate share of Building Costs and Property Taxes in connection with the Premises shall be July 1, 2012 through June 30, 2013. Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall not be responsible for Tenant’s proportionate share of Operating Expense excess accruing during the 12 month period commencing as of the Substitution Effective Date.

VI.	Additional Security Deposit. Provided Tenant is not in default of the Lease, effective as of the Substitution Effective Date, the Security Deposit under the Lease shall be reduced from $25,177.00 to $18,298.00. Landlord shall return $6,879.00 to Tenant within a reasonable time after the Substitution Effective Date.

VII.	Improvements to Substitution Space.

A.	Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or the Lease.

B.	Responsibility for Improvements to Substitution Space. Landlord hereby agrees to complete the Tenant Improvements for the Substitution Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

VIII.	Holding Over. If Tenant continues to occupy the Original Premises after the Original Premises Vacation Date despite Landlord’s written notice to Tenant that the Substitution Space is ready for occupancy, occupancy of the Original Premises subsequent to the Original Premises Vacation Date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of Section 15.1 (Holding Over) of the Lease.

IX.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” (i) effective as of the Substitution Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a minimum of 17, but no more than 22 unreserved parking spaces at the rate of $20.00 per stall per month through the Extended Expiration Date. Thereafter, the stall charge shall be at Landlord’s scheduled parking rates from time to time.

B.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

C.	Monument Signage. Tenant shall have the right to install non-exclusive signage on one slot of the Building monument facing Nobel Drive, which signage shall consist only of the name “Infosonics Corporation.” The type, location and design of such signage shall be subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the City of San Diego, and shall be consistent with Landlord’s signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by March 31, 2013, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to the original Tenant and may not be transferred or assigned (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(f) hereof) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy at least 50% of the Premises, then Tenant shall, within thirty (30) days following notice from Landlord, remove the monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

D.	Right to Extend. Provided that Tenant is not in default under any provision of the Lease at the time of exercise of the extension right granted herein, and provided further that Tenant is occupying at least 80% of the entire Premises and has not assigned or sublet more than 20% of its interest in the Lease (except in connection with a Permitted Transfer of the Lease to a Tenant Affiliate as described in Section 9.1(f) of the Lease), Tenant may extend the Term of the Lease for one period of 60 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 6 months nor more than 9 months prior to the expiration date of the Term, Tenant’s written notice of its irrevocable commitment to extend (the “Commitment Notice”). Should Tenant fail timely to deliver the Commitment Notice, then this extension right shall thereupon lapse and be of no further force or effect.

The Basic Rent payable under the Lease during the extension of the Term shall be at the prevailing market rental rate (including periodic adjustments, a new base year, Tenant Improvements and other market concessions, if applicable) for comparable and similarly improved office space being leased by Landlord in the Building as of the commencement of the extension period, based on a reasonable extrapolation of Landlord’s then-current leasing rates (the “Prevailing Rate”). In the event that the parties are not able to agree on the Prevailing Rate within 120 days prior to the expiration date of the Term, then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined by appraisal as follows.

Within 10 days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the Prevailing Rate. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Prevailing Rate. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental value of the Premises. Any appraiser designated hereunder shall have an M.A.I. certification or equivalent with not less than 5 years experience in the valuation of commercial office buildings in San Diego County, California.

Within 10 days following the selection of the appraiser, Landlord and Tenant shall each submit in writing to the appraiser its determination of the rental rate for the extension period (respectively, the “Landlord’s Determination” and the “Tenant’s Determination”). Should either party fail timely to submit its rental determination, then the determination of the other party shall be conclusive and binding on the parties. The appraiser shall not disclose to either party the rental determination of the other party until the expiration of that 10 day period or, if sooner, the appraiser’s receipt of both the Landlord’s Determination and the Tenant’s Determination.

Within 30 days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects Prevailing Rate for the Premises, as reasonably extrapolated to the commencement of the extension term. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In determining such value, the appraiser shall first consider rental comparables for the Building and the Project, provided that if adequate comparables do not exist then the appraiser may consider transactions involving similarly improved space in the vicinity with appropriate adjustments for differences in location and quality of project. In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare a reasonably appropriate amendment to this Lease for the extension period and Tenant shall execute and return same to Landlord within 10 days. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely comply with any of the provisions of this paragraph, Tenant’s right to extend the Term may, at Landlord’s election and in addition to any other remedies that may be available to Landlord, be extinguished, in which event the Lease shall automatically terminate as of the initial expiration date of the Term. Any attempt to assign or transfer any right or interest created by this paragraph to other than a Tenant Affiliate shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single 60 month extension created by this paragraph. Time is specifically made of the essence in this Section.

E.	Landlord’s Address for Payments and Notices.

Payment Address:

UTC PROPERTIES LLC

P.O Box #6965

Los Angeles, CA 90084-6965

Notice Address:

UTC PROPERTIES LLC

4225 Executive Square, Suite 100

La Jolla, CA 92037

Attn: Property Manager

with a copy of notices to:

THE IRVINE COMPANY LLC

P.O. Box 6370

Newport Beach, CA 92658-6370

Attn: Senior Vice President, Operations,

         Office Properties/San Diego

X.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

UTC PROPERTIES LLC		INFOSONICS CORPORATION

By:	/s/ Steven M. Case	By:	/s/ Joseph Ram
	Steven M. Case	Printed Name:	Joseph Ram
	Executive Vice President	Title:	President & Chief Executive Officer
Office Properties

By:	/s/ Michael T. Bennett	By:	/s/ Vernon A. LoForti
	Michael T. Bennett	Printed Name:	Vernon A. LoForti
	Senior Vice President, Operations	Title:	Vice President & Chief Financial Officer
Office Properties